                                 PRO FORMA DATA*
                   For the Year Ended Ended December 31, 1995


                                MINIMUM       MIDPOINT        MAXIMUM        MAXIMUM
                               OF RANGE       OF RANGE       OF RANGE    OF RANGE (ADJ.)
- -------------------------------------------------------------------------------------
 Shares Outstanding            1,785,000      2,100,000      2,415,000      2,777,250

 Sale Price Per Share        $     10.00    $     10.00    $     10.00    $     10.00

 Gross Proceeds              $17,850,000    $21,000,000    $24,150,000    $27,772,500

 Pro Forma Common
 Stockholders' Equity        $29,198,000    $31,970,000    $34,742,000    $37,930,000

 Common Stockholders'
 Equity Per Share            $     16.36    $     15.23    $     14.39    $     13.66

 Price/Book Ratio (a)              61.12%         65.66%         69.49%         73.21%

 Earnings Per Common Share   $      0.01    $      0.03    $      0.04    $      0.05
- -------------------------------------------------------------------------------------

*Information based upon assumptions in the Prospectus under "Pro Forma Data".

(a) This is not intended to represent potential price appreciation. There are no assurances that the price will be at or above the offering price once the shares are issued.


                            SELECTED FINANCIAL RATIOS

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                 THREE MONTHS ENDED    ---------------------------------------------------
                                 MARCH 31, 1996 (1)     1995           1994           1993           1992
- ----------------------------------------------------------------------------------------------------------
 Return on assets                       xx.xx%         -0.21%          0.66%          0.88%          1.05%

 Return on average retained income      xx.xx%         -1.59%          5.39%          7.19%          8.22%

 Interest Rate Spread                   xx.xx%          1.74%          1.75%          1.97%          2.12%

 Average retained income to
     average assets                     xx.xx%         13.50%         12.33%         12.24%         12.75%

 Nonperforming assets to
     total assets                       xx.xx%          ----           0.02%          0.10%          0.04%

 Allowance for loan losses to
     total loans                        xx.xx%          0.14%          0.09%          0.05%          0.03%
- ----------------------------------------------------------------------------------------------------------

(1)  Ratios for the three months ended March 31, 1995 have been annualized.

THE SHARES OF COMMON STOCK OFFERED IN THE CONVERSION ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE BY THE PROSPECTUS.

                              CAPITAL REQUIREMENTS

[CHART]


     Tangible Capital      1.5%     15.0%     20.9%
     Core Capital          3.0%     15.0%     20.9%
     Risk-Based Capital    8.0%     30.8%     45.1%

     / /  Required     / /  12/31/95     / /  Pro Forma*

At December 31, 1995 The Westwood Homestead Savings Bank exceeded each of the three OTS capital requirements.

*ASSUMES SALE OF 2,100,000 SHARES AND RETENTION OF 50% OF THE NET PROCEEDS BY THE HOLDING COMPANY


- --------------------------------------------------------------------------------


                         NON-PERFORMING ASSETS TO TOTAL ASSETS


The Westwood Homestead Savings Bank's average non-performing assets to total assets for the five years ended December 31, 1995 was .068%.

[CHART]

                 FOR THE YEAR ENDED DECEMBER 31,
     1991      1992      1993      1994      1995     3/31/96
     0.18%     0.04%     0.10%     0.02%     0.00%       0.01%


- --------------------------------------------------------------------------------


                                 LOAN PORTFOLIO


[PIE CHART]


        Construction                                     0.7%
        Multi-family                                    14.5%
        One- to Four- Family                            73.6%
        Other                                           11.2%

The loan portfolio of Westwood Homestead consists primarily of one- to four-family loans, including multi-family residential loans, nonresidential real estate loans, and to a lesser extent, residential construction loans.